EXHIBIT 5.1

August 28, 2018

CoreCivic, Inc.

10 Burton Hills Boulevard

Nashville, Tennessee 37215

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Maryland counsel to CoreCivic, Inc., a Maryland corporation (the “Company”), in connection with the offering and sale by the Company of shares (the “Shares”) of its common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $200,000,000, from time to time pursuant to (i) the Amended and Restated ATM Equity Offering Sales Agreement, dated August 28, 2018 (the “Agreement”), by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc., Jefferies LLC and Fifth Third Bank Securities, Inc.; (ii) the Company’s registration statement on Form S-3 (including the base prospectus forming a part thereof, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”) on August 28, 2018; and (iii) the prospectus supplement, dated August 28, 2018 (together with the base prospectus forming a part of the Registration Statement, the “Prospectus”), in the form filed with the SEC under the Act.

We have examined the Registration Statement (exclusive of the exhibits thereto and the documents incorporated by reference therein), the Prospectus, the Agreement, the charter and bylaws of the Company as currently in effect, and such other documents, corporate records, laws and regulations as we have deemed necessary for the purposes of giving the opinions set forth in this opinion letter. Based upon that examination and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.

(a) Upon completion of the Corporate Proceedings (as defined below) and (b) upon issuance and delivery of and payment for Shares in the manner contemplated by the Resolutions (as defined below), the Corporate Proceedings, the Prospectus and the Agreement, such Shares being issued by the Company will be validly issued, fully paid and nonassessable.

CoreCivic, Inc. August 28, 2018 Page 2

In giving the opinions set forth herein, we have made the following assumptions:

(a)

(i) All documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform to the original documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) all natural persons who executed any of the documents that were reviewed by us had legal capacity at the time of such execution and (v) all public records reviewed by us or on our behalf are accurate and complete.

(b)	At the time of issuance of any of the Shares, the Company will have a sufficient number of authorized but unissued shares of Common Stock pursuant to its charter for the issuance.

(c)

At the time of the issuance of any of the Shares, such issuance will not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company, and such Shares will comply with all requirements and restrictions, if any, applicable to the Company imposed by any court or governmental or regulatory body having jurisdiction over the Company.

(d)	At the time of issuance of any of the Shares, the Company will be in good standing under the laws of the State of Maryland.

(e)	None of the Shares will be issued in violation of the restrictions on transfer and ownership of shares set forth in Article VI of the charter of the Company.

(f)

Prior to the issuance of any of the Shares, the Board or an authorized committee of the Board (as contemplated by the resolutions adopted by the Board on August 16, 2018 (the “Resolutions”), related to the sale and issuance of the Shares) will have authorized and approved the terms of issuance of such Shares in accordance with the Company’s charter and bylaws as currently in effect, the Maryland General Corporation Law and the Resolutions (the “Corporate Proceedings”).

We have relied as to certain factual matters on information obtained from public officials and officers of the Company. In giving our opinion set forth in numbered opinion paragraph 1 above, our opinion is based solely on a good standing certificate issued by the State Department of Assessments and Taxation of the State of Maryland on August 16, 2018, with respect to the Company.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than the laws of the State of Maryland, except that we express no opinion with respect to the blue sky or other securities laws or regulations of the State of Maryland. The opinions expressed herein are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

CoreCivic, Inc. August 28, 2018 Page 3

We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Company’s Form 8-K dated August 28, 2018. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ J.W. Thompson Webb
Principal